                                                                    EXHIBIT 12.1



                      ASSOCIATES FIRST CAPITAL CORPORATION



                CALCULATION OF RATIO OF INCOME TO FIXED CHARGES


                                 (IN MILLIONS)



                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                              2000   1999   1998   1997   1996
                                                              -----  -----  -----  -----  -----
Fixed charges:
  Interest expense..........................................  4,140  3,906  3,197  2,775  2,456
  Implicit interest in rent.................................     32     30     23     20     17
                                                              -----  -----  -----  -----  -----
     Total fixed charges....................................  4,172  3,936  3,220  2,795  2,473
                                                              -----  -----  -----  -----  -----
Income:
  Income before taxes, minority interest and cumulative
     effect of accounting changes...........................  1,403  2,207  1,816  1,555  1,357
  Fixed charges.............................................  4,172  3,936  3,220  2,795  2,473
                                                              -----  -----  -----  -----  -----
     Total income...........................................  5,575  6,143  5,036  4,350  3,830
                                                              =====  =====  =====  =====  =====
Ratio of income to fixed charges............................   1.34   1.56   1.56   1.56   1.55
                                                              =====  =====  =====  =====  =====



Note:On November 30, 2000, Citigroup Inc. completed its acquisition of
     Associates First Capital Corporation (Associates) in a transaction accounted for as a pooling of interests. Subsequent to the acquisition, Associates was contributed to and became a wholly owned subsidiary of Citicorp and Citicorp issued a full and unconditional guarantee of the outstanding long-term debt securities and commercial paper of Associates and Associates Corporation of North America (ACONA), a subsidiary of Associates.